Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-114325

PROSPECTUS SUPPLEMENT NO. 2

to Prospectus dated August 27, 2004 of

MGI PHARMA, INC.

Senior Subordinated Convertible Notes due 2024

Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement relates to resale of our Senior Subordinated Convertible Notes due 2024 issued in a private offering in March 2004 and up to 8,269,940 shares of our common stock issuable upon conversion of the notes.

This prospectus supplement, which supplements our prospectus dated August 27, 2004, as previously supplemented, contains additional information about the selling securityholders.

You should read this prospectus supplement in conjunction with the prospectus, as previously supplemented. This prospectus supplement updates information in the prospectus, as previously supplemented, and accordingly, to the extent inconsistent, the information in this prospectus supplement supercedes the information contained in the prospectus, as previously supplemented.

Investment in our securities involves a number of risks. See section titled “Risk Factors” beginning on page 8 of the prospectus to read about certain factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 10, 2004.

As used in this prospectus supplement, the words “our company,” “we,” “us,” “our” or “MGI PHARMA” refer only to MGI PHARMA, INC., unless the context requires otherwise, and do not include any subsidiary. When we refer to “common stock” throughout this prospectus supplement, we include all rights attaching to our common stock under any stockholder rights plan then in effect.

You should rely only on the information contained in this prospectus supplement and the prospectus, as previously supplemented, to which it refers. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus, as previously supplemented, to which it refers is accurate only as of their respective dates.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”). Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the rules of the SEC. We are subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement and the prospectus, as previously supplemented, incorporate by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by the prospectus, as supplemented, are sold.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended on Form 10-K/A filed on July 23, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	Our Current Reports on Form 8-K filed on January 7, 2004; February 6, 2004; February 25, 2004; February 26, 2004; March 3, 2004; March 4, 2004; May 11, 2004; July 14, 2004; August 31, 2004; September 3, 2004; September 10, 2004; September 27, 2004; October 1, 2004; October 13, 2004; November 17, 2004; and our amendments on Form 8-K/A filed on August 27, 2004 to our Current Report filed on December 23, 2003 and filed on November 19, 2004 to our Current Report filed on September 10, 2004; and

•	the description of our common stock and preferred stock purchase rights contained in any Registration Statement on Form 8-A we filed and any amendment or report filed for the purpose of updating this description.

Any statements made in a document incorporated by reference in this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement in this prospectus supplement or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the prospectus, as supplemented.

In addition, for so long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus supplement should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus supplement or incorporated by reference in this prospectus supplement should be read in conjunction with documents we have filed with the SEC.

You may request, and we will provide at no cost, a copy of our filings with the SEC incorporated by reference in this prospectus supplement. Requests for documents should be directed to Eric Loukas, at MGI PHARMA, Inc., 5775 West Old Shakopee Road, Suite 100, Bloomington, MN 55437, (952) 346-4700. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in this document.

The information appearing under the section entitled “Selling Securityholders” in the prospectus, as previously supplemented, is amended and restated by the information appearing below.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in March 2004 to the initial purchasers. The initial purchasers resold the notes to purchasers in transactions exempt from registration pursuant to Rule 144A. The following table lists the selling securityholders and sets forth certain information regarding the beneficial ownership of common stock of each selling securityholder as well as the number of shares and the principal amount of notes each selling securityholder may sell pursuant to the prospectus, as supplemented. There currently are no agreements, arrangements or understandings with respect to the sale or distribution of any of our common stock or notes by the selling securityholders. None of the selling securityholders has held any position or office, or has had any material relationship, with us within the last three years.

We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before December 9, 2004. Because the selling securityholders may offer, pursuant to the prospectus, as supplemented, all or some portion of the notes or common stock listed below, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in additional prospectus supplements or amendments to the prospectus if and when necessary.

Name	Principal Amount at Maturity of Notes Beneficially Owned Prior to this Offering and that May Be Sold (In Thousands)(1)	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)(2)(3)	Maximum Number of Shares to be Sold Pursuant to the Prospectus(1)(2)(3)	Number of Shares of Common Stock Beneficially Owned After Completion of this Offering(4)	Percentage of Shares of Common Stock Outstanding After Completion of this Offering(4)(5)
Alexandra Global Master Fund, LTD	$17,000	$403,991	403,991	0	0%
Bear, Stearns & Co. Inc.	1,250	29,705	29,705	0	0
CNH CA Master Account, LP	2,500	59,410	59,410	0	0
FrontPoint Convertible Arbitrage Fund, LP	2,500	59,410	59,410	0	0
Grace Convertible Arbitrage Fund, LTD	9,500	225,759	225,759	0	0
Institutional Benchmarks Master Fund c/o Alexandra Investment Mgt. LLC	3,000	71,292	71,292	0	0
Mainstay Convertible Fund	4,785	316,311	113,711	202,600	0.3
Mainstay VP Convertible Fund	2,700	266,763	64,163	202,600	0.3
New York Life Insurance Company (Post 82)	5,240	327,124	124,524	202,600	0.3
New York Life Insurance Company (Pre 82)	2,405	259,752	57,152	202,600	0.3
New York Life Separate Account #7	86	204,643	2,043	202,600	0.3
St. Thomas Trading, LTD	10,786	256,320	256,320	0	0
White River Securities LLC	1,250	29,705	29,705	0	0
Piper Jaffray & Co.	5,000	118,821	118,821	0	0
Highbridge International LLC	28,000	665,397	665,397	0	0
Mellon HBV Master Leveraged Multi-Strategy Fund LP	31	736	736	0	0
Mint Master Fund LTD	110	2,614	2,614	0	0
Mellon HBV Master Convertible Arbitrage Fund	580	13,783	13,783	0	0
Mellon HBV Master Multi-Strategy Fund LLC	279	6,630	6,630	0	0
Man Convertible Bond Master Fund, LTD	7,464	177,375	177,375	0	0
Putnam Convertible Income – Growth Trust	5,350	127,138	127,138	0	0
Goldman Sachs & Company	1,000	77,946	23,764	54,182	0.08
The Northwestern Mutual Life Insurance Company	2,000	47,528	47,528	0	0
Silverback Master, LTD	15,000	356,463	356,463	0	0

Name	Principal Amount at Maturity of Notes Beneficially Owned Prior to this Offering and that May Be Sold (In Thousands)(1)	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)(2)(3)	Maximum Number of Shares to be Sold Pursuant to the Prospectus(1)(2)(3)	Number of Shares of Common Stock Beneficially Owned After Completion of this Offering(4)	Percentage of Shares of Common Stock Outstanding After Completion of this Offering(4)(5)
Salomon Brothers Asset Management Inc.(6)	41,000	974,332	974,332	0	0
Mohican VCA Master Fund	1,140	27,091	27,091	0	0
JP Morgan Securities Inc.	19,500	464,401	463,401	1,000	0
Ritchie Convertible Arbitrage Trading	860	20,437	20,437	0	0
Morgan Stanley Convertible Securities Trust	1,700	40,399	40,399	0	0
Fidelity Financial Trust: Fidelity Convertible Securities Fund(7)	32,400	769,960	769,960	0	0
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund	2,450	58,222	58,222	0	0
McMahan Securities Co. LP	2,400	57,034	57,034	0	0
Newport Alternative Income Fund	1,690	40,161	40,161	0	0
Silvercreek Limited Partnership	7,000	166,349	166,349	0	0
Silvercreek II Limited	4,310	102,423	102,423	0	0
Credit Suisse First Boston Europe LTD(8)	30,000	712,926	712,926	0	0
Harbert Convertible Arbitrage Master Fund II, LTD	3,000	71,292	71,292	0	0
Harbert Convertible Arbitrage Master Fund, LTD	27,100	644,009	644,009	0	0
DBAG London	11,500	273,288	273,288	0	0
Banc of America Securities LLC	1,750	41,587	41,587	0	0
Polaris Vega Fund LP	3,500	83,174	83,174	0	0
Sunrise Partners Limited Partnership	7,850	298,267	186,548	111,719	0.2
OCM Convertible Trust(9)	2,850	67,727	67,727	0	0
State Employees’ Retirement Fund of the State of Delaware(9)	2,060	48,954	48,954	0	0
Partner Reinsurance Company, LTD(9)	1,420	33,745	33,745	0	0
Chrysler Corporation Master Retirement Trust(9)	8,510	202,233	202,233	0	0
Motion Picture Industry Health Plan – Active Member Fund(9)	140	3,326	3,326	0	0
Motion Picture Industry Health Plan – Retiree Member Fund(9)	100	2,376	2,376	0	0
Vanguard Convertible Securities Fund, Inc.(9)	20,515	487,522	487,522	0	0
Microsoft Corporation(9)	1,630	38,735	38,735	0	0
Qwest Occupational Health Trust(9)	290	6,891	6,891	0	0
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(9)	905	21,506	21,506	0	0
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(9)	870	20,674	20,674	0	0
International Truck & Engine Corporation Retiree Health Benefit Trust(9)	355	8,436	8,436	0	0
UnumProvident Corporation(9)	800	19,011	19,011	0	0
FM Kirby Foundation, Inc.(9)	1,295	30,774	30,774	0	0
OCM Global Convertible Securities Fund(9)	260	6,178	6,178	0	0
Advent Convertible Master (Cayman) LP	6,174	146,720	146,720	0	0
State of Maryland Agency	4,003	95,128	95,128	0	0
Municipal Employees	319	7,580	7,580	0	0
Lyxor	680	16,159	16,159	0	0
Grady Hospital Foundation	163	3,873	3,873	0	0
The Grable Foundation	103	2,447	2,447	0	0

Name	Principal Amount at Maturity of Notes Beneficially Owned Prior to this Offering and that May Be Sold (In Thousands)(1)		Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)(2)(3)	Maximum Number of Shares to be Sold Pursuant to the Prospectus(1)(2)(3)	Number of Shares of Common Stock Beneficially Owned After Completion of this Offering(4)	Percentage of Shares of Common Stock Outstanding After Completion of this Offering(4)(5)
Delaware Public Employees Retirement System	1,502		35,693	35,693	0	0
HFR Aribrage Fund	378		8,982	8,982	0	0
2000 Revocable Trust FBO AR Lauder/Zinterhofer	7		166	166	0	0
Tag Associates	39		926	926	0	0
Trustmark Insurance	359		8,531	8,531	0	0
Ohio Bureau of Workers Compensation	183		4,348	4,348	0	0
Pro-Mutual	1,095		26,021	26,021	0	0
Occidental Petroleum Corporation	350		8,317	8,317	0	0
City and County of San Francisco Retirement System	1,848		43,916	43,916	0	0
1976 Distribution Trust FBO AR Lauder/Zinterhofer	8,000		190,113	190,113	0	0
New Orleans Firefighters Pension Relief Fund	125		2,970	2,970	0	0
Arlington County Employees Retirement System	840		19,961	19,961	0	0
Asante Health Systems	160		3,802	3,802	0	0
Independence Blue Cross	772		18,345	18,345	0	0
Alpha US Sub Fund 4 LLC	229		5,442	5,442	0	0
Alcon Laboratories	470		11,169	11,169	0	0
British Virgin Islands Social Security Board	153		3,635	3,635	0	0
City of New Orleans	253		6,012	6,012	0	0
City University of New York	188		4,467	4,467	0	0
Policeman and Fireman Retirement System of the City of Detroit	558		13,260	13,260	0	0
Merrill Lynch Insurance Group	397		9,434	9,434	0	0
Xavex Convertible Arbitrage 9 Fund	1,000		23,764	23,764	0	0
Merrill Lynch Pierce Fenner & Smith Inc.	6,359		151,116	151,116	0	0
TCW Group INC	4,275		101,591	101,591	0	0
FA Convertible Arbitrage LTD	1,050		24,952	24,952	0	0
MSS Convertible Arbitrage 3	250		5,941	5,941	0	0
Citadel Equity Fund LTD	17,000		403,991	403,991	0	0
Citadel Credit Trading LTD	3,000		71,292	71,292	0	0
BP Amoco Corporation Master Trust for Employee Pension Plans	12,475		296,458	296,458	0	0
Continental Insurance Company on Behalf of its Separate Account (E)	2,705		64,282	64,282	0	0
TOTAL	$348,000	(10)	9,488,559	8,269,940	1,179,901	1.78%

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, including the two-for-one stock split effective for all shares of our common stock held of record as of June 2, 2004.
(2)	The table sets forth, to our knowledge, certain information about the selling securityholders as of December 9, 2004. Except as otherwise indicated, the number of shares owned represents less than 1% of our outstanding shares as of the date of this prospectus supplement. Information about the beneficial ownership of our shares prior to and after this offering has been given to us by the selling securityholders. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the named selling securityholder.

(3)	Assumes conversion of all the holder’s notes at a conversion rate of 23.7642 shares of common stock per $1,000 principal amount at maturity of notes, rounded down to the nearest whole number of shares. However, this conversion price will be subject to adjustment as described under “Description of Notes—Conversion of Notes” in the prospectus. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing price of our common stock on the trading day immediately preceding the conversion date.
(4)	Assumes sales of all shares to be sold pursuant to the prospectus, as supplemented.
(5)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 70,989,217 common stock outstanding as of December 6, 2004. In calculating this amount, shares owned by a holder prior to this offering are included with the number of shares of common stock issuable upon conversion of that holder’s notes. In addition, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume conversion of any other holder’s notes.
(6)	Number of shares owned represents 1.4% of our outstanding shares as of December 6, 2004.
(7)	Number of shares owned represents 1.1% of our outstanding shares as of December 6, 2004.
(8)	Number of shares owned represents 1.0% of our outstanding shares as of December 6, 2004.
(9)	Oaktree Capital Management LLC is the investment manager for this selling securityholder with respect to the securities set forth next to the selling securityholder’s name.
(10)	The figures in this column are based on information supplied to us as of December 9, 2004 by the selling securityholders named in the table. As of that date, these selling securityholders had supplied us with information indicating that, collectively, they owned more than $348,000,000 aggregate principal amount of notes, reflecting, we believe that one or more selling securityholders supplied us with information for inclusion in the table and then sold their notes in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same notes. However, since neither the prospectus, as supplemented, nor the registration statement of which the prospectus forms a part would be applicable to any notes after they have been publicly sold using the prospectus, as supplemented, or the registration statement of which the prospectus forms a part, no more than $348,000,000 aggregate principal amount of notes could be sold using the prospectus, as supplemented, or the registration statement of which the prospectus forms a part and, accordingly, the total in this column represents the maximum principal amount of notes that could be sold under the prospectus, as supplemented, or the registration statement of which the prospectus forms a part.

All selling securityholders currently known to us are listed in the table. Information about other unidentified securityholders will be set forth in additional supplements or amendments to the prospectus, as required.

When we refer to the “selling securityholders” in this prospectus supplement, we mean those persons listed in the table above, as well as donees, pledgees, transferees or other successors-in-interest selling securities received from a named selling securityholder as a gift, pledge, distribution to members or partners or other non-sale-related transfer after the date of this prospectus supplement. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements and/or amendments as permitted by the applicable rules of the SEC.